Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Erin Gehan Sr. Director Investor Relations (310) 410-9600 ext. 32862

HERBALIFE LTD. ANNOUNCES RECORD SECOND-QUARTER REVENUE OF $530 MILLION

Company Repurchased 3.5 Million Shares During Quarter

LOS ANGELES, August 6, 2007 — Herbalife Ltd. (NYSE: HLF) today reported second-quarter net sales of $530.1 million, an increase of 13.8 percent compared to the same period of 2006. This record performance was largely attributable to continued growth in the company’s top countries, with the U.S. up 30.7 percent and Mexico up 1.7 percent, versus the second quarter of 2006. The company’s Chairman and Chief Executive Officer Michael O. Johnson, said, “We are pleased to report our 14th consecutive quarter of double-digit year-over-year revenue growth and another record quarter for revenue and earnings. All seven of our regions realized net sales growth for the quarter. This performance was driven by the strength of our independent distributors, the success of their daily methods of operations and our products that support them.”

During the second quarter 2007, 56,112 distributors qualified as new supervisors, an increase of 4.9 percent versus the second quarter of 2006. Total supervisors of 368,062 increased 18.5 percent versus second quarter 2006 and the company’s President’s Team membership increased 11.6 percent to 1,031 members. One distributorship attained the prestigious level of Chairman’s Club, bringing the total to 31 members.

Financial Performance

For the quarter ended June 30, 2007, the company reported net income of $48.1 million, or $0.65 per diluted share, compared to $36.3 million, or $0.49 per diluted share in the second quarter of 2006. The increase in net income was primarily attributable to strong net sales growth, expansion in operating profit margins and a lower effective tax rate during the period. Excluding the impact of a favorable tax settlement in one of our international markets1, second quarter 2007 net income was $47.5 million, or $0.64 per diluted share, compared to $0.49 per diluted share in the second quarter of 2006.

1See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.

The company invested $13.5 million in capital expenditures during the second quarter, primarily related to enhancements to its management information systems and additional infrastructure investments to improve distributor productivity and service levels. Additionally, the company repurchased 3.5 million shares of its common stock at an average price of $39.65 under the recently approved $300 million share repurchase program. The company used excess cash along with debt to fund the repurchase.

For year to date June 30, 2007, the company reported net income of $89.3 million, or $1.20 per diluted share, compared to $75.0 million, or $1.01 per diluted share in the comparable 2006 period. Excluding the impact of favorable tax settlements in international markets in 2006 and 20071 as well as 2007 expenses related to the 2006 realignment for growth initiative, year to date 2007 net income increased 30.7 percent to $93.2 million, or $1.25 per diluted share, compared to $0.96 per diluted share in the year to date 2006.

1See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.

Second Quarter 2007 Business Highlights

Consistent with its distributor strategy, the company continued to support the development and training of its distributors during the second quarter by hosting more than 45,000 distributors globally at numerous local and regional events. Highlights included Active Supervisor School in Mexico, Leadership Development meeting in South America, Spring Spectaculars in the EMEA region and Nutrition Club training in numerous markets.

The company also continued to support distributor business methods by expanding its distribution reach in key markets and expanding the global distribution of its leading products. “We continue to focus our company resources on increasing product availability and services to better support our distributors’ daily methods of operations,” said Greg Probert, the company’s president and chief operating officer.

In June, the company received notification from China’s Ministry of Commerce that its direct-selling license was expanded to permit the company to conduct its direct-selling business in the entire Jiangsu province. Located in China’s east coast, the Jiangsu province, consisting of 13 cities and 61 counties, has a permanent and transient population of approximately 85 to 90 million people.

The company was also added to the Russell 1000, in June 2007, which tracks the performance of the 1000 U.S. companies with the largest market capitalization. The Russell 1000 accounts for approximately 92 percent of total equities traded on U.S. exchanges.

Regional Performance

The EMEA region reported net sales of $146.0 million in the second quarter, up 0.6 percent versus the same period of 2006. However, excluding currency fluctuations, net sales decreased 5.6 percent. EMEA performance was primarily attributable to net sales growth in several of the region’s top markets, including Spain which was up 24.6 percent; Portugal, up 16.0 percent; Italy, up 14.9 percent; and France, up 6.3 percent, in each case compared to the second quarter of 2006. These net sales gains were partially offset by declines in other core markets including Germany and the Netherlands, which were down 29.1 percent and 19.4 percent, respectively, versus the comparable period of 2006. Total supervisors in the region, as of June 30, 2007, decreased 5.3 percent versus the same period in 2006.

The North America region reported net sales of $113.9 million in the second quarter, up 30.3 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 30.3 percent. Total supervisors in the region, as of June 30, 2007, increased 20.2 percent versus the same period in 2006.

The Mexico and Central America region reported net sales of $97.9 million in the second quarter, up 4.1 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 1.4 percent. Total supervisors in the region, as of June 30, 2007, increased 41.8 percent as compared to the same period in 2006.

The SAM/SEA region reported net sales of $59.0 million in the second quarter, up 24.2 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 18.5 percent. The growth in the region was primarily attributable to double and triple digit growth in the region’s top three markets – Venezuela 320.1 percent, Thailand 38.1 percent and Argentina 20.9 percent. Total supervisors in the region, as of June 30, 2007, increased 42.9 percent versus the same period in 2006.

The Greater China region reported net sales of $47.0 million in the second quarter, up 69.7 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 70.3 percent. The increase was primarily attributable to sales growth in China and Taiwan, up 187.9 percent, and 43.1 percent, respectively. Total supervisors in the region, as of June 30, 2007, increased 41.1 percent versus the same period in 2006. Herbalife currently operates 47 stores and 37 service centers in 28 provinces in China.

The North Asia region reported net sales of $34.0 million in the second quarter, up 2.4 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 4.2 percent. This performance reflects an 18.8 percent net sales increase in South Korea, partially offset by a 10.1 percent decline in net sales in Japan. Total supervisors in the region, as of June 30, 2007, decreased 0.4 percent versus the same period in 2006.

The Brazil region reported net sales of $32.3 million in the second quarter, up 4.2 percent versus the same period of 2006. Excluding currency fluctuations, net sales decreased 5.2 percent. Total supervisors, as of June 30, 2007, decreased 0.6 percent versus the same period in 2006.

Third Quarter and Full Year 2007 Guidance

Based on its current business trends, the company is raising its full year 2007 diluted earnings per share guidance to a range of $2.56 to $2.61. Additionally, the company is providing guidance for the third quarter of 2007 in the range of $0.59 to $0.64 for diluted earnings per share. The full year 2007 diluted earnings per share estimates exclude severance expenses associated with the company’s realignment for growth initiative along with the increase in tax reserves reported in the first quarter 2007 financial results and the favorable international tax settlement reported this quarter.

Quarterly Dividend

The Board of Directors approved a quarterly cash dividend of $0.20 payable to shareholders of record effective August 31, 2007, payable September 14, 2007.

Second Quarter Earnings Conference Call

Herbalife’s second quarter earnings conference call will be conducted on Tuesday, August 7, 2007 at 8 a.m. PDT (11 a.m. EDT).  The conference call numbers are (866) 219-5268 for domestic calls and (703) 639-1120 for calls made from outside the United States.  Additionally, the conference call will be webcasted.  The link to the webcast is on the Investor Relations section of the company’s Web site at http://ir.herbalife.com/. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 1109438. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife Ltd. (www.herbalife.com) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of more than 1.6 million independent distributors. The company supports the Herbalife Family Foundation <http://www.herbalifefamily.org/> and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations at http://ir.herbalife.com for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;
• adverse publicity associated with our products or network marketing organization;
• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
• risk of our inability to obtain the necessary licenses to expand our direct selling business in China;
• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
• risk of improper action by our employees or international distributors in violation of applicable law;
• changing consumer preferences and demands;
• loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;
• the competitive nature of our business;
• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program, including the direct selling market in which we operate;
• risks associated with operating internationally, including foreign exchange risks;
• our dependence on increased penetration of existing markets;
• contractual limitations on our ability to expand our business;
• our reliance on our information technology infrastructure and outside manufacturers;
• the sufficiency of trademarks and other intellectual property rights;
• product concentration;
• our reliance on our management team;
• uncertainties relating to the application of transfer pricing, duties and similar tax regulations;
• taxation relating to our distributors,
• product liability claims; and
• there can be no assurance that we will purchase any of our shares in the open market or otherwise.

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RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended		Six Months Ended

	6/30/2006	6/30/2007	6/30/2006	6/30/2007

North America	$87,360	$113,885	174,489	218,437
Mexico & Central America	93,983	97,858	178,023	193,754
Brazil	31,028	32,263	66,500	65,557
SAMSEA	47,480	59,012	90,900	114,775
EMEA	145,224	146,038	286,688	289,236
Greater China	27,706	47,058	56,275	87,742
North Asia	33,206	33,986	68,900	68,698

Worldwide net sales	465,987	530,100	921,775	1,038,199
Cost of Sales	92,640	111,361	184,006	218,644

Gross Profit	373,347	418,739	737,769	819,555
Royalty Overrides	167,351	188,509	332,649	368,769
SGA	140,881	152,157	275,925	301,585

Operating Income	65,115	78,073	129,195	149,201
Interest Expense - net	4,955	2,274	10,970	4,478

Income before income taxes	60,160	75,799	118,225	144,723
Income Taxes	23,834	27,690	43,203	55,434
Net Income	36,326	48,109	75,022	89,289

Basic Shares	70,647	70,616	70,297	71,180
Diluted Shares	74,220	73,990	73,954	74,491

Basic EPS	$0.51	$0.68	$1.07	$1.25

Diluted EPS	$0.49	$0.65	$1.01	$1.20

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Dec. 31,	June 30,
	2006	2007
ASSETS
Current Assets:
Cash & cash equivalents	$154,323	$147,044
Inventory, net	146,036	125,450
Other current assets	155,348	179,906

Total Current Assets	455,707	452,400

Property and equipment, net	105,266	112,773
Other Assets	30,931	31,952
Goodwill	113,221	110,866
Intangible assets, net	311,808	310,259

Total Assets	$1,016,933	$1,018,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	39,990	35,494
Royalty Overrides	116,896	112,166
Accrued expenses	149,575	173,274
Current portion of long term debt	5,599	65,018
Other current liabilities	11,432	11,182

Total Current Liabilities	323,492	397,134

Long-term debt, net of current portion	179,839	150,808
Other long-term liabilities	159,712	164,011

Total Liabilities	663,043	711,953

Shareholders’ equity:
Common shares	143	137
Additional paid in capital	132,755	144,447
Accumulated other comprehensive loss	(782)	(117)
Retained earnings	221,774	161,830

Total Shareholders’ Equity	353,890	306,297

Total Liabilities and Shareholders’ Equity	$1,016,933	$1,018,250

Herbalife Ltd.
Total Supervisors by Region

Region	2Q/2006	2Q/2007	% Chg
EMEA	80,157	75,884	-5%
Mexico and Central America	53,107	75,302	42%
North America	57,545	69,195	20%
SAM/SEA	42,340	60,507	43%
Greater China	24,349	34,358	41%
Brazil	34,266	34,066	-1%
North Asia	18,819	18,750	0%
Worldwide	310,583	368,062	19%

Herbalife Ltd.
Volume Points by Region
(in thousands)

Region	2Q/2006	2Q/2007	% Chg

EMEA	148,104	136,451	-7.8%
Mexico and Central	160,767	155,143	-3.5%
America
North America	133,178	175,216	31.5%
SAM/SEA	60,815	83,091	36.7%
Greater China	33,633	53,906	60.4%
Brazil	40,578	37,353	-7.9%
North Asia	29,145	29,857	2.4%
Worldwide	606,220	671,017	10.7%

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NORMALIZED 2Q 2006 vs. 2Q 2007

The following is a reconciliation of net income, presented and reported in accordance with U.S.
generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended

	6/30/2006	6/30/2007

Net income, as reported	$36,326	$48,109
Tax benefit resulting from an international
income tax audit settlement	-	(609)

Net income, as adjusted	$36,326	$47,500

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended

	6/30/2006	6/30/2007

Diluted earnings per share, as reported	$0.49	$0.65
Tax benefit resulting from an international
income tax audit settlement	-	(0.01)

Diluted earnings per share, as adjusted	$0.49	$0.64

Note: Amounts may not total due to rounding.

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NORMALIZED YTD 2006 vs. YTD 2007

The following is a reconciliation of net income, presented and reported in accordance with U.S.
generally accepted accounting principles, to net income adjusted for certain items:

	YTD

	6/30/2006	6/30/2007

Net income, as reported	$75,022	$89,289
Tax benefit resulting from an international
income tax audit settlement	(3,693)	(609)
Expenses associated with the realignment
for growth initiative	-	989
Increase in tax reserves	—	3,565

Net income, as adjusted	$71,329	$93,234

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	YTD

	6/30/2006	6/30/2007

Diluted earnings per share, as reported	$1.01	$1.20
Tax benefit resulting from an international
income tax audit settlement	(0.05)	(0.01)
Expenses associated with the realignment
for growth initiative	-	0.01
Increase in tax reserves	—	0.05

Diluted earnings per share, as adjusted	$0.96	$1.25

Note: Amounts may not total due to rounding.

SCHEDULE B: FINANCIAL GUIDANCE

2007 Guidance

For the Three Months ending September 30, 2007 and Twelve Months Ending December 31, 2007

	Three Months Ending		Twelve Months Ending
	September 30, 2007		December 31, 2007
	Low	High	Low	High
Net sales growth vs. 2006	8.0%	10.0%	9.0%	11.0%
Effective tax rate (1)	36.0%	36.5%	36.0%	36.5%
EPS (2)	$0.59	$0.64	$2.56	$2.61
Cap Ex ($ mm’s)	$10.0	$12.0	$43.0	$45.0
(1) Excludes the increase in tax reserves which was reported in the first quarter 2007 financial results and tax benefit resulting from an international income tax audit settlement.
(2) Excludes the impact of expenses expected to be incurred in 2007 relating to the company’s alignment for growth initiative and the increase in tax reserves, which was reported in the first quarter 2007 financial result as well as the increase in tax reserves which was reported in the second quarter 2007 financial result. Includes accretion related to the company’s recent repurchase of 3.5 million shares in our repurchase program.